December 16, 2014

Re:	Anacor Pharmaceuticals, Inc. Form 10-K for the Fiscal Year Ended December 31, 2013 Filed March 17, 2014 File No. 001-34973

Jim B. Rosenberg, Senior Assistant Chief Accountant
Sasha Parikh, Senior Staff Accountant
Keira Nakada, Senior Staff Accountant
Bryan Pitko, Special Counsel
Johnny Gharib, Staff Attorney

Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Mr. Rosenberg:

           Anacor Pharmaceuticals, Inc. (the “Company”) has received the Staff’s comments contained in a letter to the Company dated December 9, 2014.  As discussed with Sasha Parikh yesterday, the Company hereby requests an extension up to January 9, 2015 for it to respond to the Staff’s comments and confirms that it will submit a response no later than such date.

If you have any questions or comments about the Company’s responses, please do not hesitate to contact me at (212) 450-4111.

Sincerely, /s/ Michael Kaplan Michael Kaplan

Cc:	Geoffrey M. Parker Ryan Sullivan John Duncanson

VIA EDGAR